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                                                                    EXHIBIT 99.1

PRESS CONTACTS:

Catherine Taylor               Deidre Moore                  Jim Carini
CMGI Investor Relations        CMGI Public Relations         yesmail.com
978-684-3540                   978-684-3655                  847-918-6379
ctaylor@cmgi.com               dmoore@cmgi.com               jimc@yesmail.com
----------------               ---------------               ----------------

                        CMGI COMPLETES ACQUISITION OF
                                  YESMAIL.COM

   PLANS TO LEVERAGE E-MAIL MARKETING LEADER'S 8 MILLION REGISTERED USERS TO
                 IMPROVE MONETIZATION ACROSS THE CMGI NETWORK

ANDOVER, MASS. AND VERNON HILLS, ILL., MARCH 13, 2000 - CMGI, Inc. (Nasdaq:
CMGI) announced today that it has completed its acquisition of yesmail.com (Nasdaq: YESM), a leading outsourcer of permission email marketing technologies and services. Under the approved terms of the merger, CMGI will issue .2504 shares of CMGI common stock for every share of yesmail.com common stock held on March 10, 2000. Effective immediately, yesmail.com becomes a majority-owned operating company of CMGI, joining CMGI's fast-growing arsenal of interactive marketing and advertising properties, including Engage (and its subsidiaries I/PRO and AdKnowledge), Adsmart, AdForce and Flycast.

"When we announced our agreement to acquire yesmail.com three months ago, we talked extensively about the synergies and benefits the two companies could bring to one another, and the entire CMGI network. These opportunities are even bigger today as we begin to more formally integrate yesmail.com's opt-in marketing services for the benefit of our content and e-commerce companies, including new, pending acquisitions such as uBid.com," said David Andonian, president of corporate development for CMGI. "We're excited about the opportunities ahead and look forward to leveraging yesmail's 8 million registered users and proven marketing expertise to improve monetization across the network."

Dave Tolmie, yesmail.com CEO and president added, "We are extremely pleased that our addition to the CMGI network of companies is complete. We look forward to working closely with CMGI's leading marketing and advertising companies to provide the most comprehensive interactive solution available to marketers."

Since the acquisition was announced December 14, 1999, yesmail.com has continued to experience rapid growth. During the past three months, YesMail membership has doubled to 8 million and is currently growing by more than 1 million members per month on average. yesmail.com has also added 32 new Network Partners, including Egghead.com and TRIP.com, for a current total of 90 YesMail Network Partners. Collectively, these partners represent 190 individual Web sites.

yesmail.com's revenue for the fourth quarter ended December 31, 1999 was $8.2 million, a 114% sequential increase over the $3.8 million reported for the third quarter. Total revenue for the year ended December 31, 1999 reached $15.6 million compared with $4.6 million in 1998.

ABOUT YESMAIL.COM
yesmail.com is the premier outsourcer of permission e-mail marketing technologies and services, providing a total Customer Value Management solution for its clients - from acquisition to retention and ongoing relationship management. The YesMail Network(TM) is the Web's first permission-based customer acquisition and retention engine, enabling YesMail's expert Relationship Managers to target prospects, personalize messages, deliver campaigns, track and
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analyze results, customize responses and generate reports for marketers in real time. YesMail's proprietary direct marketing software, scalable infrastructure and experienced strategists deliver a total outsourced solution to maximize customer value for eMarketers. For more information, contact www.yesmail.com, 1-888-932-8600 or info@yesmail.com.

ABOUT CMGI AND CMGI@VENTURES
With more than 65 companies, CMGI, Inc. (Nasdaq: CMGI) represents the largest, most diverse network of Internet businesses in the world, including both CMGI operating companies and synergistic investments made through its venture capital affiliate, CMGI@Ventures. CMGI leverages the technologies; content and market reach of its extended family of companies to foster rapid growth and industry leadership across its network and the larger Internet Economy. Compaq, Intel, Microsoft, Pacific Century CyberWorks and Sumitomo hold minority positions in CMGI.

CMGI's majority-owned operating companies include Engage Technologies (Nasdaq:
ENGA), NaviSite (Nasdaq: NAVI), 1ClickBrands, 1stUp.com, Activate.net, AdForce, Adsmart, AltaVista, CMGI Solutions, Equilibrium, Flycast, iCAST, MyWay.com, NaviNet, SalesLink, Tribal Voice and yesmail.com. CMGI@Ventures has ownership interests in 48 Internet companies, including Lycos, Inc. (Nasdaq: LCOS), Critical Path (Nasdaq: CPTH), Silknet (Nasdaq: SILK), MotherNature.com (Nasdaq:
MTHR), Ventro (Nasdaq: VNTR) and Vicinity (Nasdaq: VCNT). CMGI's corporate headquarters is at 100 Brickstone Square, Andover, MA 01810, Tel: 978-684-3600. CMGI@Ventures has offices there as well as at 3000 Alpine Road, Menlo Park, CA 94028. For additional information and a full listing of the CMGI and CMGI@Ventures companies, see http://www.cmgi.com and http://www.ventures.com.


                                     # # #

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the expected benefits resulting from the acquisition of yesmail.com by CMGI, the expected growth in CMGI's advertising and marketing business, the expected benefits of yesmail's relationships with third parties, including AdForce, Flycast, Engage and Adsmart, and the expected functionality of yesmail's product offerings. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: yesmail's business may not be successfully integrated with the business of CMGI; yesmail's technologies and products may not successfully interoperate with those of third parties; the adoption of new laws and regulations affecting the provision of Internet advertising services, including laws and regulations covering privacy, pricing and content; and increased competition and technological changes in the industries in which CMGI and yesmail compete. For a detailed discussion of these and other cautionary statements, please refer to CMGI's filings with the Securities and Exchange Commission, including CMGI's Annual Report on Form 10-K for the most recently ended fiscal year.

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